EXHIBIT 10.03

April 18, 2006

HAND-DELIVERED
Raymond C. Hedger, Jr., Esq.
Hedger & Hedger
2 Fox Chase Drive
Hershey, PA 17033

Re:	Western Medical, Inc. to Derma Sciences, Inc. Sale of Assets

Dear Mr. Hedger:

Our firm serves as counsel to Western Medical, Inc. in connection with the above-referenced matter.

Western Medical, Inc. (“Western Medical”), is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Western Medical has full corporate power and authority to enter into the Asset Purchase Agreement between it and Derma Sciences, Inc. dated January 26, 2006, as amended by an Extension Letter dated March 21, 2006, (collectively, the “Agreement”) and to perform its obligations thereunder.

Western Medical was incorporated in the State of New Jersey on October 23, 2001. On September 22, 2003, a Registration of Alternate Name was filed with the Secretary of State of New Jersey, permitting the company to transact business under the name of “Western Medical, Ltd.”

The execution and delivery of the Agreement by Western Medical, and the performance of its obligations thereunder, have been duly and validly authorized by all necessary corporate action on the part of Western Medical. The Agreement constitutes a legal, valid and binding obligation of Western Medical and is enforceable against Western Medical in accordance with its terms, except to the extent that enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or limiting creditors’ rights generally.

The execution and delivery of the Agreement by Western Medical does not, and the performance by Western Medical of its obligations under the Agreement will not, to the

Raymond C. Hedger, Jr., Esq.
Hedger & Hedger
April 18, 2006
Page Two

best of our knowledge, information and belief: (i) violate any terms or provisions of any law or regulation to which Western Medical is subject, or any writ, judgment, decree, injunction or similar order applicable to Western Medical; (ii) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any of the terms, conditions, or provisions of the certificate of incorporation or bylaws of Western Medical; or (iii) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give to any person any right of termination, cancellation, acceleration, or modification in or with respect to, any contract to which Western Medical is a party or by which any of its assets or properties may be bound and as to which any such conflicts, violations, breaches, defaults or rights individually or in the aggregate have or may reasonably be expected to have a material adverse effect on the validity or enforceability of the Agreement, on the ability of Western Medical to perform its obligations under the Agreement, or on the business or financial condition of Western Medical.

To the best of our knowledge, information and belief: (i) there are no actions, suits, investigations or proceedings pending or threatened against Western Medical or any of its assets and properties by any person that individually or in the aggregate have or may reasonably be expected to have a material adverse effect on the validity or enforceability of the Agreement or on the ability of Western Medical to perform its obligations under the Agreement; and (ii) there are no writs, judgments, decrees or similar orders of any person restraining, enjoining or otherwise preventing consummation of the transactions contemplated by the Agreement.

Very truly yours,
LAW OFFICES OF CHARLES A. GRUEN
By:
Charles A. Gruen, Principal